CODE OF ETHICS

OF PREMIER HOLDING CORP.

DATED MAY 19, 2010

INTRODUCTION

This  Code of Ethics (“Code”) applies to all directors, officers and employees (“Company Personnel”) of Premier Holding Corp. (the “Company”).

This Code covers a wide range of financial and non-financial business practices and procedures.  This Code does not cover every issue that may arise, but it sets out basic principles to guide all Company Personnel.  If a law or regulation conflicts with a policy in this Code, Company Personnel must comply with that law or regulation.  If Company Personnel have any questions about this Code or potential conflicts with a law or regulation, they should contact the Company’s Board of Directors (the “Board”) or the Company’s outside legal counsel.

Company Personnel shall recognize that they hold an important and elevated role in corporate governance.  They are uniquely capable and empowered to ensure that the Company’s, its stockholders’ and other stakeholders’ interests are appropriately balanced, protected and preserved.  Accordingly, this Code provides principles to which Company Personnel are expected to adhere and advocate.  The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the stockholders, other stakeholders and the public.

Company Personnel shall adhere to and advocate to the best of their knowledge and ability the following principles and responsibilities governing their professional and ethical conduct.

CONFLICT OF INTEREST

Company Personnel shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  A “conflict of interest” may also arise when a member of a person’s immediate familyi receives improper personal benefits as a result of his or her position as a director of the Company.

This Code does not attempt to describe all possible conflicts of interest which could develop.  Some of the more common conflicts from which Company Personnel must refrain, however, are set forth below:

1.  Relationship of Company with Third Parties.  Company Personnel may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

2.  Compensation.  No non-employee director shall receive compensation for services as a director of the Company other than director’s fees and benefits.

3.  Gifts.  Non-employee directors and members of their families may not accept gifts from persons or entities who deal with the Company in cases where the gift is being made in order to influence the directors’ actions as a member of the Board or where acceptance of the gifts could create the appearance of a conflict of interest or impropriety.

4.  Personal Use of Company Assets.  Company Personnel may not use Company assets, labor or information for personal use unless approved by the Chairman of the Board, President or other authorized officer or as part of a compensation or expense reimbursement program available to all Company Personnel.

5.  Company Loans.  Company Personnel and their family members may not accept or solicit loans or guarantees of obligations from the Company.

CORPORATE OPPORTUNITY

Company Personnel are prohibited from: (a) taking for themselves personally, opportunities related to the Company’s business; (b) using the Company’s property, information or position for personal gain; or (c) competing with the Company for business opportunities; provided however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a such Company Personnel may do so.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. Company Personnel must respect and obey the laws of the cities, states and countries in which the Company operates. Although not all Company Personnel are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel, inasmuch as all Company Personnel are expected to comply fully with all laws, rules, and regulations applicable to the Company’s businesses and with all applicable company policies.

BOOKS AND RECORDS

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Company Personnel must ensure that all of the Company's books, records, accounts and financial statements meet the highest standards of accuracy and completeness, appropriately reflect the Company's transactions and conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or off the books funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed in accordance with the minimum standards set by the relevant federal, state and local government agencies and regulators. In accordance with those policies, in the event of litigation or governmental investigation please consult your supervisor, the CFO or the Company’s outside counsel. Falsification of any record is prohibited and mistakes should never be covered up. All mistakes should be immediately and fully disclosed and corrected. If you detect or suspect improper record keeping, you should immediately notify your supervisor, the CFO, the Chairman of the Board, or the Company’s outside counsel.

CONFIDENTIALITY

It is a violation of this Code to disclose confidential information entrusted to Company Personnel by the Company or its customers, vendors, or partners, except when disclosure is authorized or required by laws or regulations. If in doubt, consult with the Company’s outside counsel. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

All employees, officers, and directors must take reasonable steps to prevent confidential information from being vulnerable to unauthorized access. The obligation to preserve confidential information continues even after employment ends.

The obligation of Company Personnel to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, software that the Company has developed, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

It is against Company policy for any Company Personnel to use or divert any Company property, including services of other employees, for his or her own advantage or benefit, or to use Company letterhead when writing personal correspondence.  Company Personnel will not disclose confidential Company information, in any form, to anyone who does not need to know it in order to conduct the Company’s business (except when disclosure is authorized or legally mandated).

RELATIONSHIPS WITH OTHERS

The Company is committed to the concept of fair dealings, and free, fair and open competition for suppliers, customers and competitors.  The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee should endeavor to respect the rights of and to deal fairly with the Company’s customers, suppliers, competitors and employees.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of material facts or any other intentional act or practice.

FINANCIAL CODE PRINCIPLES AND RESPONSIBILITIES

The preparation, evaluation, review or audit of financial statements must not include fraudulent or deliberate errors.  All Company Personal must ensure that there are not fraudulent or deliberate errors in the recording and maintaining of financial records or deficiencies in or noncompliance with the Company’s internal accounting controls.  Financial records, financial reports and audit reports to or by senior management must be true and correct.  Such reports must present full and fair representations of the Company’s financial condition and results of operations.

When disclosing information to constituents, provide them with information that is accurate, complete, objective, relevant, timely and understandable.  Reports and documents that the Company files with the Securities and Exchange Commission (SEC) or releases to the public shall contain full, fair, accurate, timely and understandable information.  The principal executive officer and principal financial officer shall review the annual and quarterly reports and certify and file them with the SEC.

WAIVERS OF THE CODE

Any waiver of this Code may be made only by the Board and will be promptly disclosed as required by law or the private regulatory body.  Requests for waivers must be made in writing to the Company’s Chairman of the Board prior to the occurrence of the violation of the Code.

REPORTING OF VIOLATIONS OF THE CODE, ILLEGAL OR UNETHICAL BEHAVIOR

Company Personnel should report observed violations of the Code and illegal or unethical behavior to the Company’s Board of Directors.  All reports will be treated in a confidential manner except as necessary to conduct investigations and it is the Company’s policy to not allow retaliation for reports made in good faith of misconduct by others.  The Company’s Board, upon advice of legal counsel, will lead all investigations of alleged violations or misconduct.  Company Personnel are expected to cooperate in internal investigations of misconduct and violations of this Code.

If you have any questions, or if you wish to report a violation or possible violations, please feel free to write, e-mail or call the Chairman of the Board.

DISCRIMINATION AND HARASSMENT

The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

VIOLATIONS OF THE CODE / DISCIPLINARY ACTION

Company Personnel are expected to promptly report what he or she believes in good faith are violations of the law or Company policy, whether accidental or deliberate, by any Company Personnel.  If you become aware of any conflict, relationship, payment or other action, involving yourself or others, which could conflict with these policies, it is your obligation to disclose the matter fully and in writing to your supervisors.  The knowing failure to report a violation is itself a violation of Company policy.  Reports of possible violations will be acted upon promptly and in a manner consistent with the circumstances.

Company Personnel will not be disciplined or suffer retribution for reporting honestly and in good faith suspected or actual violations.

Failure to comply with this policy may result in disciplinary action.  Disciplinary action will be the prerogative of the Company's Board of Directors or management and may include a reprimand which is documented in the personnel file, loss of compensation, change of responsibilities to avoid repeat violations, demotion, termination, civil action, referral to law enforcement agencies for criminal prosecution, or other measures the Board of Directors or management deems appropriate, or, in the case of a director, suspension or removal from the Board of Directors.

If you are unsure as to whether any situation might result in a violation of this policy, you should discuss the matter with your supervisor or the Company’s President.  You may also seek further advice.

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Endnotes

i  NYSE Rule 303A(2)(b) defines “immediate family” to include a person’s spouse, parents, siblings, mothers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who share such person’s home.